Exhibit 99.1.2
Direct Transfer Authorization from CREF Retirement Annuities and CREF Group Retirement Annuities

Teachers Insurance and Annuity Association	College Retirement Equities Fund	730 Third Avenue New York NY 10017-3206

Instructions

1.	Personal Information. Please complete this section. We’re requesting your TIAA contract number, if any, for information only. Direct transfers are made from CREF account(s).

2.	Amount of Transfer. Tell us how much you want to transfer from each of your CREF accounts to the extent offered through your current or former employer’s retirement plan. Tell us whether you want to transfer a percentage. Any partial amount transferred must be at least $1,000 from any CREF account. If you wish to transfer the full amount, specify “one hundred percent.” Please spell out all percentages.

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If any premiums are paid to your CREF account(s) after your transfer has been made, we’ll credit them. If your TIAA and CREF accounts are closed, we’ll refund the premiums to your employer.

We’ll base the amount of the transfer(s) on the value of your CREF account(s) on the date we receive this properly completed form.

If you want the amount of the transfer(s) based on the value of your account(s) on a future date (which can be the end of the current or a future month), please let us know by enclosing a separate cover letter.

3.	Your Authorization and Signature. Your signature authorizes us to transfer all or part of your account(s), as you direct, to another company. If one employer does not permit transfers, for example, we can’t transfer any contributions made to your account while you were covered by that employer’s plan or the accumulations resulting from them.

4.	Employer Authorization. You must have your employer complete this section unless otherwise indicated.

5.	Company Acceptance. Have a representative from the other company complete this section.

If you have any questions about completing this authorization, please call our Benefit Payment Information Center toll-free at 1-800-842-2777

Direct Transfer Authorization P

1	PERSONAL INFORMATION	Name

		Daytime Telephone	Social Security Number

		GRA TIAA Number	GRA CREF Number

		RA TIAA Number	RA CREF Number

Employer

2	AMOUNT OF TRANSFER	For each account, write out in words (not numbers) a percentage of the available amount (up to one hundred percent)

			GRA — 401(a)	RA — 403(b)

CREF Stock

CREF Money Market

CREF Social Choice

CREF Bond Market

CREF Global Equities

CREF Growth

CREF Equity Index

3	YOUR AUTHORIZATION	By signing, you direct TIAA-CREF to make transfers as shown in Section 2 to the following company:

		Company		Telephone

		Address		Account Number

		City	State	Zip Code

By signing, you agree that you don’t need to return your CREF certificate(s) to make this transfer. However, if we transfer the full value of your account(s), you understand that the certificate(s) will then be of no value

	YOUR SIGNATURE	Signature		Date

4	EMPLOYER AUTHORIZATION	The transfer authorized by this participant meets the requirements of our retirement plan.
		Name of Employer	Plan Representative Name

		Telephone	Title

		Signature	Date

5	COMPANY ACCEPTANCE	We agree to accept a direct transfer from TIAA-CREF and to deposit the amount in an account/annuity set up for the participant under the employer’s retirement plan. We’ll enforce Internal Revenue Code withdrawal restrictions on any elective deferrals or earnings on them, and the pre-retirement survivor annuity and joint and survivor annuity requirements of ERISA

Company Telephone

Authorized Signature

Check-Mailing Address

City State Zip Code

Participant Name Participant Account Number

Date